The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 8, 2026

PRICING SUPPLEMENT dated September     , 2026

(To the Prospectus and Prospectus Supplement, each

dated April 17, 2026, Product Supplement no. WF-1-I

dated April 17, 2026 and Underlying Supplement no.1-I

dated April 17, 2026)

Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293684 and 333-293684-01

JPMorgan Chase Financial Company LLC Global Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

■  Linked to the iShares® MSCI Emerging Markets ETF (the “Fund”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the principal amount of the securities, depending on the performance of the Fund from the starting price to the ending price. The maturity payment amount will reflect the following terms:

■  If the price of the Fund increases, you will receive the principal amount plus a positive return equal to 150% of the percentage increase in the price of the Fund from the starting price, subject to a maximum return at maturity of at least 13.15% (to be provided in the pricing supplement) of the principal amount. As a result of the maximum return, the maximum maturity payment amount will be at least $1,131.50 per security.

■  If the price of the Fund remains flat or decreases but the decrease is not more than the buffer amount of 15%, you will receive the principal amount.

■  If the price of the Fund decreases by more than the buffer amount, you will receive less than the principal amount and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount.

■  Investors may lose up to 85% of the principal amount.

■  The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” on page PS-9 in this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security	$1,000.00	$23.25	$976.75
Total
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the securities.
(2)	Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of up to $23.25 per security. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per security of the selling commissions to WFA as a distribution expense fee for each security sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	In respect of certain securities sold in this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, may pay a fee of up to $2.00 per security to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.

If the securities priced today, the estimated value of the securities would be approximately $969.20 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $930.00 per security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Wells Fargo Securities

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Terms of the Securities

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Fund:	iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (the “Fund”)
Pricing Date[1]:	September 10, 2026
Issue Date[1]:	September 15, 2026
Calculation Day[1,2]:	November 10, 2027
Stated Maturity Date[1,2]:	November 16, 2027
Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•         if the ending price is greater than the starting price: $1,000 plus the lesser of:

(i)     $1,000 × fund return × upside participation rate; and

(ii)   the maximum return;

•        if the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or

•         if the ending price is less than the threshold price:

$1,000 + [$1,000 × (fund return + buffer amount)]

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity.

Maximum Return:	The “maximum return” will be provided in the pricing supplement and will be at least 13.15% of the principal amount (at least $131.50 per security). As a result of the maximum return, the maximum maturity payment amount will be at least $1,131.50 per security.
Upside Participation Rate:	150%
Fund Return:	The “fund return” is the percentage change from the starting price to the ending price, calculated as follows: ending price – starting price starting price
Buffer Amount:	15%
Threshold Price:	$ , which is equal to 85% of the starting price
Starting Price:	$ , the fund closing price of the Fund on the pricing date
Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Fund Closing Price:	“Fund closing price” has the meaning set forth under “The Underlyings — Funds — Certain Definitions” in the accompanying product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the accompanying product supplement.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Tax Considerations:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	46661MSC9
Fees and Commissions:

Wells Fargo Securities, LLC, which we refer to as WFS, acting as agent for JPMorgan Financial, will receive selling commissions from us of up to $23.25 per security. WFS has advised us that it may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $17.50 per security. In addition to the concession allowed to WFA, WFS has advised us that it may pay $0.75 per security of the selling commissions to WFA as a distribution expense fee for each security sold by WFA. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

In addition, in respect of certain securities sold in this offering, JPMS may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

We, WFS or an affiliate may enter into swap agreements or related hedge transactions with one of our or their other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS, WFS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” below and “Use of Proceeds and Hedging” in the accompanying product supplement.

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day and/or the stated maturity date may be changed so that the stated term of the securities remains the same.

2 Subject to postponement in the event of a non-trading day or a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Additional Information about the Issuer, the Guarantor and the Securities

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. WF-1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045240/ea0285802-22_424b2.pdf
•	Underlying supplement no. 1-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

The Estimated Value of the Securities

The estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately three months. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “Hypothetical Examples and Returns” in this pricing supplement for an illustration of the risk-return profile of the securities and “The iShares® MSCI Emerging Markets ETF” in this pricing supplement for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to WFS (which WFS has advised us includes selling concessions and distribution expense fees), plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You anticipate that the ending price will be greater than the starting price, and you are willing and able to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, you will lose up to 85% of the principal amount of your securities at maturity.
▪	You are willing and able to accept that any potential return on the securities is limited to the maximum return.
▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities held by the Fund, nor will you have any voting rights or other rights with respect to the Fund or the securities held by the Fund.
▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity.
▪	You are willing and able to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the securities.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
▪	You seek an investment that provides for the full repayment of principal at maturity.
▪	You anticipate that the ending price will be less than the starting price, or you are unwilling or unable to accept the risk that, if the ending price is less than the starting price by more than the buffer amount, you will lose up to 85% of the principal amount of your securities at maturity.
▪	You seek an investment with uncapped exposure to any positive performance of the Fund.
▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.
▪	You seek an investment that entitles you to dividends or distributions that may be paid to holders of the Fund or the securities held by the Fund, or voting rights or other rights with respect to the Fund or the securities held by the Fund.
▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity.
▪	You are unwilling or unable to assume our and JPMorgan Chase & Co.’s credit risks for all payments on the securities.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” section in this pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. For more information about the Fund, please see the section titled “The iShares® MSCI Emerging Markets ETF” below.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Is the ending price greater than the starting price?

Yes → You will receive per security $1,000 *plus* the lesser of:

(i) $1,000 × fund return × upside participation rate; and

(ii) the maximum return

No ↓

Yes → You will receive per security:

$1,000

No ↓

You will receive per security:

$1,000 + [$1,000 × (fund return + buffer amount)]

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

•	If the Ending Price Is Less Than the Threshold Price, You Will Lose Up to 85% of the Principal Amount of Your Securities at Maturity — The securities do not guarantee the full return of principal. The return on the securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund has appreciated or depreciated. If the ending price is less than the threshold price, you will lose 1% of the principal amount of the securities for every 1% that the ending price is less than the threshold price (expressed as a percentage of the starting price). Accordingly, under these circumstances, you will lose up to 85% of your principal amount at maturity.
•	Your Return Will Be Limited to the Maximum Return and May Be Lower Than the Return on a Direct Investment in the Fund or Its Underlying Asset — If the ending price is greater than the starting price, for each $1,000 security, you will receive at maturity $1,000 plus an additional return that will not exceed the maximum return, regardless of the appreciation of the Fund, which may be significant. Therefore, your return on the securities may be lower than the return on a direct investment in the Fund. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending prices exceeding the ending price at which the maximum return is reached,
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Activities and Has Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	No Interest or Dividend Payments or Voting Rights — As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Fund or the securities held by the Fund would have.
•	Lack of Liquidity — The securities will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS or WFS is willing to buy the securities. You may not be able to sell your securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement — You should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the maximum return.
•	The U.S. Federal Tax Consequences of the Securities Are Uncertain, and May Be Adverse to a Holder of the Securities — See “Tax Considerations” below and “Risk Factors — The U.S. federal income tax consequences of an investment in certain program securities are uncertain” in the accompanying prospectus supplement.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Risks Relating to Conflicts of Interest

•	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities when the terms of the securities are set, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the securities is determined by reference to internal pricing models of our affiliates when the terms of the securities are set. This estimated value of the securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Estimated Value of the Securities” in this pricing supplement.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

electronic platform to facilitate secondary market activity. Any sale by you prior to the stated maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

•	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Fund, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the securities;
•	the dividend rates on the Fund and the equity securities held by the Fund;
•	the occurrence of certain events affecting the Fund that may or may not require an adjustment to the adjustment factor of the Fund;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Fund

•	There Are Risks Associated with the Fund — Although shares of the Fund are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the securities.
•	The Performance and Market Value of the Fund, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of the Fund’s Fund Underlying Index As Well As the Net Asset Value Per Share —The Fund does not fully replicate its fund underlying index (as defined under “The iShares® MSCI Emerging Markets ETF” below) and may hold securities different from those included in its fund underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its fund underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and its fund underlying index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its fund underlying index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its fund underlying index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

•	The Securities Are Subject to Non-U.S. Securities Risk— Some of the equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	Emerging Markets Risk — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	The Securities Are Subject to Currency Exchange Risk — Because the prices of the non-U.S. equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the securities may be reduced.
•	Recent Executive Orders May Adversely Affect the Performance of the Fund — Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. The sponsor of the fund underlying index has recently removed the equity securities of a small number of companies from that fund underlying index in response to these executive orders and, as a result, these stocks have also been removed from the Fund. If the issuer of any of the equity securities held by the Fund is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Fund. In addition, under these circumstances, each of the sponsor of the fund underlying index and the Fund is expected to remove the equity securities of that company from that fund underlying index and the Fund, respectively. Any changes to the composition of the Fund in response to these executive orders could adversely affect the performance of the Fund.
•	The Anti-Dilution Protection Is Limited and May Be Discretionary — The calculation agent will, in its sole discretion, adjust the adjustment factor, which will be set initially at 1.0, of the Fund for certain events affecting the Fund, such as stock splits. However, the calculation agent is not required to make an adjustment for every event that can affect the Fund. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any dilutive or concentrative effect, but the calculation agent is under no obligation to do so.
•	The Maturity Payment Amount Will Depend upon the Performance of the Fund and Therefore the Securities Are Subject to the Following Risks, Each as Discussed in More Detail in the Accompanying Product Supplement.
•	You Will Have No Ownership Rights in the Fund or Any of the Securities Held by the Fund. Investing in the securities is not equivalent to investing directly in the Fund or any of the securities held by the Fund or exchange-traded or over-the-counter instruments based on any of the foregoing. As an investor in the securities, you will not have any ownership interests or rights in any of the foregoing.
•	Historical Prices of the Fund Should Not Be Taken as an Indication of the Future Performance of the Fund During the Term of the Securities.
•	The Policies of the Investment Adviser for the Fund, and the Sponsor of Its Fund Underlying Index, Could Affect the Value of, and Any Amount Payable on, the Securities.
•	We Cannot Control Actions by Any of the Unaffiliated Companies Whose Securities Are Held by the Fund.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

•	We and Our Affiliates Have No Affiliation with the Sponsor of the Fund and Have Not Independently Verified Its Public Disclosure of Information.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price or threshold price.

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual starting price. The actual starting price will be the fund closing price of the Fund on the pricing date and will be specified in the pricing supplement. For historical data regarding the actual closing prices of the Fund, please see the historical information set forth under “The iShares® MSCI Emerging Markets ETF” in this pricing supplement.

The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The payout profile, return table and examples below do not take into account any tax consequences from investing in the securities. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	150.00%
Hypothetical Maximum Return:	13.15% of the principal amount per security (the lowest maximum return)
Hypothetical Starting Price:	$100.00
Hypothetical Threshold Price:	$85.00 (85% of the hypothetical starting price)
Buffer Amount:	15%

Hypothetical Payout Profile

150% of fund return, subject to the maximum return
13.15%
15.00% buffer
-15%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Fund Return at Maturity
Hypothetical Security Return
Hypothetical Fund Return

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Hypothetical Returns

Hypothetical ending price	Hypothetical fund return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
$150.00	50.00%	$1,131.50	13.15%
$140.00	40.00%	$1,131.50	13.15%
$130.00	30.00%	$1,131.50	13.15%
$120.00	20.00%	$1,131.50	13.15%
$110.00	10.00%	$1,131.50	13.15%
$108.77	8.77%	$1,131.50	13.15%
$105.00	5.00%	$1,075.00	7.50%
$102.50	2.50%	$1,037.50	3.75%
$100.00	0.00%	$1,000.00	0.00%
$97.50	-2.50%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$85.00	-15.00%	$1,000.00	0.00%
$84.00	-16.00%	$990.00	-1.00%
$80.00	-20.00%	$950.00	-5.00%
$70.00	-30.00%	$850.00	-15.00%
$60.00	-40.00%	$750.00	-25.00%
$50.00	-50.00%	$650.00	-35.00%
$25.00	-75.00%	$400.00	-60.00%
$0.00	-100.00%	$150.00	-85.00%

(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the principal amount of $1,000.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Hypothetical Examples

Example 1. Maturity payment amount is greater than the principal amount and reflects a return that is less than the maximum return:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$105.00
Hypothetical threshold price:	$85.00
Hypothetical fund return (ending price – starting price)/starting price:	5.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

    $1,000 × 5.00% × 150.00%

    = $75.00; and

(ii)       the maximum return of $131.50

On the stated maturity date, you would receive $1,075.00 per security.

Example 2. Maturity payment amount is greater than the principal amount and reflects a return equal to the maximum return:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$150.00
Hypothetical threshold price:	$85.00
Hypothetical fund return (ending price – starting price)/starting price:	50.00%

Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the principal amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × fund return × upside participation rate

    $1,000 × 50.00% × 150.00%

    = $750.00; and

(ii)       the maximum return of $131.50

On the stated maturity date, you would receive $1,131.50 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 150% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending prices that are greater than approximately 108.77% of the starting price (assuming a maximum return of 13.15% or $131.50 per security, the lowest maximum return) since your return on the securities for any ending price greater than approximately 108.77% of the starting price will be limited to the maximum return.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Example 3. Maturity payment amount is equal to the principal amount:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$95.00
Hypothetical threshold price:	$85.00
Hypothetical fund return (ending price – starting price)/starting price:	-5.00%

Because the hypothetical ending price is less than the hypothetical starting price, but not by more than the buffer amount, you would not lose any of the principal amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. Maturity payment amount is less than the principal amount:

Fund
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical threshold price:	$85.00
Hypothetical fund return (ending price – starting price)/starting price:	-50.00%

Because the hypothetical ending price is less than the hypothetical starting price by more than the buffer amount, you would lose a portion of the principal amount of your securities and receive the maturity payment amount equal to:

$1,000 + [$1,000 × (fund return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 15.00%)]

= $650.00

On the stated maturity date, you would receive $650.00 per security.

If the ending price is less than the threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of the buffer amount, and you will lose some, and possibly up to 85%, of the principal amount of your securities at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

The iShares® MSCI Emerging Markets ETF

The Fund is an exchange-traded fund of iShares®, Inc., a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization emerging market equities, which we refer to as the fund underlying index with respect to the Fund. The fund underlying index is currently the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of global emerging markets. For additional information about the Fund, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the historical performance of the Fund based on the daily historical closing prices of the Fund from January 4, 2021 through September 4, 2026. The closing price of the Fund on September 4, 2026 was $68.70. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical closing prices of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the fund closing price of the Fund on the pricing date or the calculation day. There can be no assurance that the performance of the Fund will not result in a loss of the principal amount of the securities.

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the iShares® MSCI Emerging Markets ETF due November 16, 2027

Tax Considerations

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. The securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

However, the IRS or a court may not respect the treatment of the securities described above, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the securities do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the securities with regard to non-U.S. Holders, and we have determined to treat the securities as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.